Exhibit 3.1

AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED BYLAWS OF
TRANSCODE THERAPEUTICS, INC.

The undersigned, being the duly elected and acting Chief Executive Officer of TransCode Therapeutics, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1.        The Board of Directors of the Corporation approved and adopted the following amendments to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), effective as of December 8, 2023:

The Bylaws are hereby amended by the replacement of Sections 4(e) and 5 under Article I in their entirety, so that they now read in their entirety as follows (emphasis added solely for illustrative purposes to show changes):

“(e) When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation or (iv) the presiding officer determines to adjourn the meeting in his or her or sole discretion. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Amended and Restated Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice.

SECTION 5. Quorum. Except as otherwise provided by law or by the Certificate, the presence in person or by proxy of the holders of one-third in voting power of the outstanding shares of capital stock entitled to vote at the meeting shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.”

2.        All other provisions of the Bylaws of the Corporation remain unchanged and are in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amendment No. 1 to the Amended and Restated Bylaws as of December 8, 2023.

TRANSCODE THERAPEUTICS, INC.

By:	/s/ R. Michael Dudley
Name:	R. Michael Dudley
Title:	Chief Executive Officer